Exhibit 4.2

FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment to Rights Agreement, dated as of May 2, 2017 (this “Amendment”), is between HARVEST NATURAL RESOURCES, INC., a Delaware corporation (the “Company”), and WELLS FARGO BANK, N.A. (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, the Company adopted that certain Rights Agreement, dated February 17, 2017 (the “Rights Agreement”), between the Company and the Rights Agent;

WHEREAS, the Board of Directors of the Company and the stockholders of the Company have approved and adopted that certain Plan of Complete Liquidation, Dissolution, Winding Up and Distribution pursuant to which the Company will dissolve upon the filing of a Certificate of Dissolution with the Secretary of State of Delaware; and

WHEREAS, the Company desires to amend the Rights Agreement to further preserve the Company’s utilization of its Tax Benefits following the dissolution of the Company:

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1.    Capitalized Terms. Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Rights Agreement.

Section 2.    Amendments. The definition of “Expiration Date” in Section 1(a)(x) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Expiration Date” shall mean the earliest to occur of the following: (i) February 17, 2020, (ii) the time at which the Rights are redeemed in full as provided in Section 23 or exchanged in full as provided in Section 24 hereof, (iii) the effective date of the repeal of Section 382, or any successor provisions or replacement provisions, if the Board determines that this Agreement is no longer necessary for the preservation of Tax Benefits, and (iv) the beginning of a taxable year of the Company for which the Board determines that the Company has no Tax Benefits that may be carried forward.

Section 3.    Effect on Rights Agreement. Except as expressly provided in this Amendment, all of the terms and provisions of the Rights Agreement are and will remain in full force and effect. Without limiting the generality of the foregoing, this Amendment shall not be deemed to have modified, amended or waived any other term, condition or obligation of any party to the Rights Agreement or consented to any other event or condition. From and after the date hereof, all references to the Rights Agreement shall be deemed references to the Rights Agreement as amended hereby.

Section 4.    Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 5.    Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 6.    Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

Section 7.    Descriptive Headings; References. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. Except as otherwise specifically provided, any reference to any section or exhibit will be deemed to refer to such section of or exhibit to this Amendment.

Section 8.    Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

HARVEST NATURAL RESOURCES, INC.

By:	/s/ Keith L. Head
Name:	Keith L. Head
Title:	Vice President & General Counsel

WELLS FARGO BANK, N.A.

By:	/s/ Andrea Severson
Name:	Andrea Severson
Title:	AVP – Client Services

Signature Page to First Amendment to Rights Agreement